                                                                    Exhibit 99.2

                      * * *  FOR IMMEDIATE RELEASE * * *


        ITALIAN OVEN REACHES AGREEMENT IN PRINCIPLE FOR SALE OF COMPANY


FOR MORE INFORMATION

CONTACT J. GARVIN WARDEN at (412) 537-8340


          The Italian Oven, Inc. (NASDAQ:OVENQ). The Italian Oven, Inc. (the "Company") today announced that it had reached an agreement in principle to sell substantially all of its assets to The Whitecliff Group, Inc. for a cash purchase price of $3.5 million plus potential additional payments in the future. The agreement in principle, embodied in a letter of intent signed today, anticipates that the parties will sign a definitive agreement for the transaction later this month.

          Whitecliff is a Minneapolis-based merchant banker funded by private equity. It currently has interests in real estate, hotels and a variety of other businesses.

          Completion of the sale transaction is subject to satisfaction of a number of conditions including execution of a definitive agreement, approval by the boards of directors of the Company and Whitecliff and approval of the transaction by the bankruptcy court overseeing the Company's reorganization under Chapter 11 of the U.S. Bankruptcy Code.

          "Whitecliff's vision for the Company will expand the Italian Oven concept with the continuing leadership of Mike Understein working with the Company's dedicated employees and committed franchisees," said J. Garvin Warden, interim Chief Executive Officer of the Company. Michael B. Understein is currently Chief Operating Officer of the Company.

          "We are excited about joining the Italian Oven team and look forward to assisting Mr. Understein with his vision for the Company," said William T. Brown, President of Whitecliff.

          Yesterday, the Company announced that it had obtained debtor-in-possession financing in the form of a $200,000 revolving line of credit facility; Whitecliff is the Company's lender on this credit facility.

          The Italian Oven, Inc. operates and franchises Italian-theme, casual dining restaurants. The Company continues to operate under the protection of the bankruptcy code.

                                      -2-